UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

———————

Form S-8

———————

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Unusual Machines, Inc.
(Exact name of registrant as specified in its charter)

Nevada	66-0927642
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

4677 L B McLeod Rd Suite J Orlando, FL 32811 (720) 383-8983
(Address of Principal Executive Offices) (Zip Code)

2022 Equity Incentive Plan
(Full title of the plan)

Allan Evans Chief Executive Officer Unusual Machines, Inc. 4677 L B McLeod Rd Suite J Orlando, FL 32811
(Name and address of agent for service)

(720) 383-8983
(Telephone number, including area code, of agent for service)

Copy to:

Michael Harris, Esq.
Edward Schauder, Esq.

Nason, Yeager, Gerson, Harris & Fumero, P.A.
3001 PGA Boulevard, Suite 305
Palm Beach Gardens, Florida 33410
(561) 686-3307

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.    PLAN INFORMATION

This prospectus relates to 4,333,728 shares of common stock issuable to employees, consultants, officers, and directors of Unusual Machines, Inc. and its subsidiaries under the 2022 Equity Incentive Plan (the “Plan”). The Plan provides for the award of restricted stock units, stock options (incentive and non-qualified), stock awards and stock appreciation rights to officers, directors, employees and consultants who provide services to the Company.

The Company has reserved 4,333,728 shares of common stock for issuance under the Plan, which represents approximately 15% of the outstanding common stock on a fully-diluted basis after giving effect to the exercise and conversion of all outstanding stock which may be issued outside of the Plan including preferred stock and warrants. This number will increase to the extent of any future issuances of common stock or derivative securities. Our Board of Directors may terminate the Plan at any time. Unless sooner terminated, the Plan will terminate on November 9, 2032. The number of shares of common stock covered by each outstanding stock right, and the number of shares of common stock which have been authorized for issuance under the Plan as well as the price per share of common stock (or cash, as applicable) covered by each such outstanding option or SAR, shall be proportionately adjusted for any increases or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification.

Upon the issuance and, if applicable, exercise of equity awards made thereunder, up to 4,333,728 shares of common stock, par value $0.01 per share of Unusual Machines, Inc. may be publicly sold. Our executive officers and directors may not use this Form S-8. As of May 15, 2025, our executive officers and directors have received 1,584,501 restricted stock awards pursuant to the Plan. Of the 1,584,501 restricted stock awards mentioned above, 602,305 shares of common stock were issued to certain directors and officers of the Company pursuant to the Plan were registered pursuant to an effective S-1 registration statement. Certain advisors of the Company were awarded an aggregate of 300,000 restricted stock units pursuant to the Plan that were registered pursuant to an effective S-1 registration statement. Consequently, as of May 15, 2025, our non-executive officer and director employees may publicly sell up to 2,449,227 shares of our common stock pursuant to this prospectus.

We will send or give the documents containing the information specified in Part I of Form S-8 to employees as specified by the Securities and Exchange Commission (the “SEC”), pursuant to Rule 428(b)(1) under the Securities Act of 1933, or the Securities Act.

ITEM 2.    REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

We will furnish without charge to each person to whom the prospectus is delivered, upon the oral or written request of such person, a copy of any and all of the documents incorporated by reference (other than exhibits to such documents). Requests should be directed to the attention of Unusual Machines, Inc., 4677 L B McLeod Rd, Suite J, Orlando, FL 32811, Attention: Chief Financial Officer or (720) 383-8983.

2

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

The documents listed below are incorporated by reference in the registration statement:

•	Our annual report on Form 10-K for the year ended December 31, 2024 filed on March 27, 2025;

•	Our current reports on 8-K dated January 16, 2025; February 3, 2025; February 4, 2025; February 5, 2025; February 27, 2025; March 17, 2025; and March 27, 2025.

•	The description of our Common Stock contained in our Registration Statement on Form 8-A, filed under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) on February 13, 2024, as amended on Form 8-A filed under Section 12(b) of the Exchange Act on April 22, 2024, and any subsequent amendment or report filed for the purpose of amending such description; and

•	All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of the prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

ITEM 4.    DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL.

The validity of the securities offered hereby will be passed upon for us by Nason, Yeager, Gerson, Harris & Fumero, P.A., Palm Beach Gardens, Florida. Two shareholders of this firm own 40,000 shares of our common stock.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The laws of Nevada provides for discretionary indemnification for each person who serves as or at our request as an officer, director, employee, or agent. We may indemnify such individual against all costs, expenses, and liabilities incurred in a threatened, pending or completed action, suit, or proceeding brought because such individual is a director, officer, employee, or agent. Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interests. In a criminal action, he/she must not have had a reasonable cause to believe his conduct was unlawful. Such discretionary indemnification must be determined by the stockholders, the board of directors my majority vote of a quorum not including those who were parties to the action, suit, or proceeding, or, in certain circumstances, independent legal counsel in a written opinion. Notwithstanding the above, our Articles of Incorporation further provides that our Bylaws and any agreements cannot provide for the advancement of expenses incurred relating to or arising from proceedings in which we assert a direct claim against an indemnitee or in a proceeding where an indemnitee asserts a direct claim against us.

3

Our Articles of Incorporation provide that our Company shall indemnify its officers, directors, and agents to the fullest extent permitted by applicable law, and as provided for in the Company’s Bylaws and agreements.

Our Articles of Incorporation further provide that the liability of our directors and offices shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED.

An employee of the Company was awarded 50,000 restricted stock units of the Company pursuant to the Plan. The award is subject to vesting. The issuance of the restricted stock units were exempt from registration pursuant to Section 4(a)(2) of the Act.

ITEM 8.    EXHIBITS.

See Exhibit Index, which is incorporated herein by reference.

ITEM 9.    UNDERTAKINGS.

1.	The undersigned registrant hereby undertakes:

a.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement:;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

4

b.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

5

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Orlando, State of Florida, on May 22, 2025.

UNUSUAL MACHINES, INC.

By:	/s/ Allan Evans
Allan Evans
Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Allan Evans	Director	May 22, 2025
Allan Evans

/s/ Brian Hoff	Chief Financial Officer	May 22, 2025
Brian Hoff	(Principal financial and accounting officer)

/s/ Cristina Colón	Director	May 22, 2025
Cristina Colón

/s/ Jeffrey Thompson	Director	May 22, 2025
Jeffrey Thompson

/s/ Robert Lowry	Director	May 22, 2025
Robert Lowry

/s/ Sanford Rich	Director	May 22, 2025
Sanford Rich

6

EXHIBIT INDEX

No.	Description	Filed or Furnished Herewith

5.1	Legal Opinion of Nason, Yeager, Gerson, Harris & Fumero. P.A.	Filed with this Form S-8
10.1	2022 Equity Compensation Plan	*
23.1	Consent of Nason, Yeager, Gerson, Harris & Fumero, P.A.	Contained in Exhibit 5.1 above
23.2	Consent of Salberg & Company, P.A.	Filed with this Form S-8
107	Calculation of Filing Fees Table	Filed with this Form S-8

___________________________

* Incorporated by reference to Registration Statement on Form S-1 filed with the SEC on March 14, 2023.

7